EXHIBIT 99.1

Pediatric Services of America, Inc. Announces

First Quarter Results For Fiscal Year 2004

Company Reports 57% Increase in Year Over Year EPS

Conference Call – Thursday, February 5, 2004 at 10:00 AM ET to Discuss Results

Norcross, GA.—(BUSINESS WIRE)—February 2, 2004 . . . Pediatric Services of America, Inc. (Nasdaq:PSAI) announced financial results for the first quarter of fiscal year 2004.

Highlights

(in millions, except per share data)

	Q1 FY04	Q1 FY03	% Change
Net revenue	$59.8	$52.6	14%
Operating income	$3.1	$2.2	38%
Diluted EPS	$0.22	$0.14	57%

First Quarter Financial Results

The highlights of the Company’s Fiscal 2004 first quarter results included:

•	A year over year increase in quarterly net revenue of 14%

•	A year over year increase in quarterly operating income of 38%

•	A year over year increase in diluted EPS of 57%

•	Continued significant growth in the Pharmacy segment where net revenue increased 23% over Q4 ‘03

For the first quarter of fiscal 2004, net revenue increased 14% to $59,830,000 from $52,562,000 in the same period of fiscal year 2003. Operating income increased 38% to $3,055,000 for the first quarter of fiscal year 2004 compared to $2,220,000 for the first quarter of fiscal year 2003. Net income was $1,573,000 for the first quarter of fiscal year 2004 compared to net income of $971,000 for the first quarter of fiscal year 2003. Diluted net income per share was $0.22 in the first quarter of fiscal year 2004 compared to $0.14 for the first quarter of fiscal year 2003.

Joseph D. Sansone, President and CEO of the Company stated, “We are pleased with our operating results for the first quarter of fiscal 2004. We again had strong results in our pharmacy segment, as well as solid improvements in our respiratory therapy, equipment and services segment. Despite disruptions to our cash collections due to the inability of some payors to process our HIPAA compliant claims, PSA achieved substantial EPS and revenue growth. With this said, I am pleased to reaffirm our fiscal year 2004 earnings guidance of $.81 - $.85 per diluted share, conditioned upon successful resolution of Georgia Medicaid’s claim processing problems without further impact to our allowance for doubtful accounts.”

Medicaid

In Georgia, the state’s Medicaid contractor delayed the original implementation date of the new MultiHealthNetwork system (“MHN”), which was intended to improve the state’s processing and payment of claims for services rendered by providers. Due to numerous setbacks with the MHN system since the implementation date of April 1, 2003, Georgia has been making prospective payments in lieu of standard final claim resolution to a number of their providers. These payments do not contain adequate information for providers to properly apply and reconcile their accounts receivable balances. Georgia Medicaid is an important customer of PSA and represents approximately 6% of our annual billed revenue.

While this situation exposes PSA to risk, we have taken the following steps to mitigate such risks:

•	Engaged external expert legal counsel and on January 23, 2004 met in person with the Director of Georgia Medicaid and appropriate members of his staff to explain, in detail, how the MHN system failures impact the specific categories of services that we provide and the inadequate and incomplete responses to our inquiries received to date.

•	Formed a team with dedicated PSA personnel and requested to be given guaranteed access to the appropriate department heads at the state to define a methodology to reconcile the Company’s records of products and services provided and prospective payments received, as well as to define a “go forward” strategy for existing and future patients. The Company observed that the methodology created to resolve our issues could potentially be used by the state as a template for resolution of similar issues with other providers.

•	Scheduled a follow up meeting for February 11, 2004.

While the Company is optimistic with the Director’s initial response, given the significance and complexity of our issues and the need to rely on the state to provide the resources necessary to achieve resolution, the Company deemed it necessary to significantly increase our provision for doubtful accounts.

HIPAA

With the passage of the October 16, 2003 deadline requiring that covered entities, including the Company, transmit claims and related healthcare information in standardized formats and data sets, many payors, including most state Medicaid agencies, are not in compliance. There is uncertainty as to when these payors will achieve compliance and discontinue their use of non-compliant systems. These uncertainties, which are outside the control of the Company were a contributing factor to the decreased cash collections in the three months ended December 31,2003. If not corrected, these decreased cash collections could have a material adverse effect on the Company’s financial position.

Growth Opportunities

The Company believes that it is well positioned to sustain its current growth initiatives, as well as explore future growth opportunities. The Company’s growth plans are based on a strategic platform defined as a market matrix approach to development, which is to provide a combination of products and services in the local markets we serve, including: pediatric private duty nursing, pediatric day treatment centers (PPECs), respiratory therapy services and medical equipment, pharmaceuticals and related supplies. We believe this approach leverages our capabilities to achieve the local market density necessary to impact payor reimbursement rates.

Following a solid first quarter where we concentrated on existing operations, the Company remains comfortable with its plans to explore growth opportunities. To reiterate our objectives for 2004:

•	The Company intends to continue to focus on local market opportunities. In addition, the Company seeks to enhance its same store internal growth plans through the implementation of an aggressive managed care marketing strategy.

•	The Company also plans to grow through accretive acquisitions and is pleased with its current pipeline of candidates.

•	The Company plans to have other PPEC centers under development and operating in fiscal year 2004.

•	The Company also plans to open additional branch offices in identified key markets.

New Credit Facility

On January 27, 2004, the Company entered into a new credit agreement with General Electric Capital Corporation. The credit agreement has two components, a $10.0 million revolver amount and a $10.0 million acquisition loan amount. Availability of funds in both components is subject to a borrowing base calculation against the Company’s accounts receivable. Borrowings under the revolver component of the Credit Agreement bear interest at LIBOR plus 3.00% or the Index Rate plus 1.50%. Borrowings under the acquisition component of the Credit Agreement bear interest at LIBOR plus 3.50% or the Index Rate plus 2.00%. The Credit Agreement provides for unused line fees of 0.50% for the revolver component and 0.75% for the acquisition component. The Credit Agreement contains several financial and non-financial covenants including but not limited to certain leverage, coverage, DSO, and maximum capital expenditures requirements.

The credit facility may be utilized to refinance a portion of the Company’s outstanding Senior Subordinated Notes, fund future acquisitions and branch office start-ups, and provide for working capital requirements.

Conference Call

A conference call to discuss these results has been scheduled for Thursday, February 5, 2004 at 10:00 a.m. ET. The dial-in number for all Participants is 800-374-1702. Note: To join the Q&A session, please press asterisk followed by 1. If you are unable to listen to the live broadcast, replays of the conference call will be available for 30 days (until March 5, 2004) by dialing 800-642-1687. To connect with the replay of the conference call, please refer to the Pediatric Services of America, Inc. Earnings Call, Passcode: 5159054 #.

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states, including satellite offices and branch office start-ups. Through these offices PSAI provides a combination of services, including pediatric private duty nursing, pediatric day treatment centers (PPECs), pharmacy services and home medical equipment.

Additional information on PSAI may be found on the Company’s website at http://www.psakids.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “goal,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “anticipate,” “estimate,” “intend,” “plan,” “potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company’s ability to collect for equipment sold or rented, assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, Average Wholesale Price (“AWP”) reductions, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and reduced state funding levels and nursing hours authorized by Medicaid programs, and the impact of changes resulting from the recently enacted Medicare Act, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Contact:      Pediatric Services of America, Inc.

Joseph D. Sansone President/CEO

or

James M. McNeill, Sr. Vice President/CFO

(770) 441-1580

Brian Ritchie, Euro RSCG Life NRP

(212) 845-4269

PEDIATRIC SERVICES OF AMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended December 31
	(Unaudited)	(Unaudited)
	2003	2002
Net revenue	$59,830	$52,562
Costs and expenses:
Costs of goods and services	33,296	28,569
Other operating costs and expenses
Administrative and marketing salaries, wages and benefits	10,222	9,938
Business insurance	1,983	1,861
Overhead	4,172	3,948

Other operating costs and expenses	16,377	15,747
Corporate, general and administrative
Salaries, wages and benefits	3,557	3,462
Business insurance	44	89
Professional services	520	415
Overhead	734	722

Corporate, general and administrative	4,855	4,688
Provision for doubtful accounts	1,383	278
Depreciation and amortization	864	1,060

Total costs and expenses	56,775	50,342

Operating income	3,055	2,220
Other income	4	—
Interest income	43	30
Interest expense	(532)	(650)

Income before income tax expense	2,570	1,600
Income tax expense	997	629

Net income	$1,573	$971

Basic net income per share data:
Net income	$0.23	$0.14

Diluted net income per share data:
Net income	$0.22	$0.14

Weighted average shares outstanding:
Basic	6,882	6,845

Diluted	7,251	7,080

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2003 (Unaudited)	September 30, 2003
Cash and cash equivalents	$2,059	$9,171
Accounts receivable, less allowance for doubtful accounts	42,566	37,043
Long-term obligations, net of current maturities	20,495	20,515
Total stockholders’ equity	62,651	61,064

PEDIATRIC SERVICES OF AMERICA, INC.

CONDENSED SEGMENT INFORMATION—Unaudited

(In Thousands)

	Nursing and PPEC	Pharmacy	Respiratory Therapy, Equipment and Services	Consolidated Total
Three Months Ended December 31, 2003
Net revenue	$26,013	$21,668	$12,149	$59,830
Costs of goods and services
Nursing and therapist salaries, wages, benefits and supplies	15,252	240	245	15,737
Pharmacy product and supplies	2	13,823	821	14,646
Intercompany profit (loss)	—	370	(370)	—
Disposables and supplies	21	167	2,725	2,913

Total cost of goods and services	15,275	14,600	3,421	33,296
Other operating costs and expenses
Administrative and marketing salaries, wages and benefits	4,841	1,681	3,700	10,222
Business insurance	1,278	239	466	1,983
Overhead	1,868	718	1,586	4,172

Total operating costs and expenses	7,987	2,638	5,752	16,377
Provision for doubtful accounts	334	381	668	1,383
Depreciation	83	47	593	723

Branch office contribution margin	$2,334	$4,002	$1,715	$8,051

Three Months Ended December 31, 2002
Net revenue	$24,928	$15,674	$11,960	$52,562
Costs of goods and services
Nursing and therapist salaries, wages, benefits and supplies	15,002	217	186	15,405
Pharmacy product and supplies	—	9,642	725	10,367
Intercompany profit (loss)	—	385	(385)	—
Disposables and supplies	24	278	2,495	2,797

Total cost of goods and services	15,026	10,522	3,021	28,569
Other operating costs and expenses

Administrative and marketing salaries, wages and benefits	4,455	1,766	3,717	9,938
Business insurance	1,152	243	466	1,861
Overhead	1,461	1,052	1,435	3,948

Total operating costs and expenses	7,068	3,061	5,618	15,747
Provision for doubtful accounts	(109)	(108)	495	278
Depreciation	73	45	688	806

Branch office contribution margin	$2,870	$2,154	$2,138	$7,162

	Three Months Ended December 31,
	2003	2002
Total profit for reportable segments	$8,051	$7,162
Corporate, general and administrative	(4,855)	(4,688)
Corporate depreciation and amortization	(141)	(254)
Other income	4	—
Interest income	43	30
Interest expense	(532)	(650)

Income from operations before income tax expense	$2,570	$1,600